Exhibit 10.1

Field Support Center

August 12, 2011

Victoria J. Reich

Re:	Employment Transition

Dear Victoria,

This letter follows our discussions regarding your expressed intent to resign as Senior Vice President and Chief Financial Officer of United Stationers Supply Co. (the “Company”) and United Stationers Inc. (the “Holding Company,” and together with the Company, the Companies”).

For our mutual benefit, to promote a smooth transition for both you and the Companies and to permit you to maintain certain benefits of continued employment, you will transition from full- to part-time employment effective August 16, 2011 (the “Transition Date”) and resign from employment effective January 2, 2012 (the “Separation Date”). This letter confirms the details of your employment from the Transition Date through the Separation Date (the “Transition Period”) and other matters relating to your separation from employment.

Transition Period; Title and Duties

By your signature below, you hereby confirm your resignation from the position of Chief Financial Officer of the Companies as of the July 18, 2011. During the period after such date and continuing for the Transition Period, you will remain employed as Senior Vice President, Finance of the Companies. As a continuing officer you will be covered by such directors and officers insurance coverage as in place for other directors and officers of the Companies during the Transition Period, pursuant to the requirements of the applicable plans and programs.

During the Transition Period you will be available to the Companies on a part-time basis, not to exceed 24 hours per month, to perform the responsibilities described on Exhibit A hereto and such other responsibilities as shall be assigned to you by the President and Chief Executive Officer, the Chief Financial Officer or the Board of Directors (the “Board”) of the Companies. You will also be available to the Companies to provide transition assistance, to complete projects, and to provide such advice, expertise or knowledge with respect to your former duties as Senior Vice President and Chief Financial Officer of the Companies or other matters in which you were involved, as may be requested by the Companies.

During the Transition Period, the Board may materially modify your duties, responsibilities, title and authority as the Board deems appropriate in its sole discretion to prepare for your departure, provided that you shall remain covered by directors and officers insurance coverage as described above.

One Parkway North Boulevard • Deerfield, Illinois 60015

847/627-7000

Transition Period; Compensation and Benefits

While you are employed during the Transition Period, your base salary as currently in effect shall be reduced to the rate of $7,500 per month, commensurate with your reduced time commitment. Your new monthly rate, less applicable tax withholdings, will be paid semi-monthly.

Provided that you remain employed as of December 31, 2011 and subject to your signing and not rescinding a release as described below, you will receive a 2011 incentive award under the Company’s Management Cash Incentive Award Plan for the 2011 Plan Year to the extent that the performance objectives for the award are achieved and it is determined that all or some portion of your award has been earned for the performance period. Any such award shall be determined based on your target award of 65% of base salary earned during the year, which shall include amounts actually earned in 2011, both before and after the Transition Date, and shall be payable at such time as annual incentive awards are made to other participants in the plan, but in no event later than March 31, 2012. As of the Transition Date, you will not be eligible to receive any other incentive awards.

While employed during the Transition Period, you will remain eligible to participate in the Company’s 401(k) Plan and remain eligible for your accrued vacation, Employee Assistance Program (“EAP”) benefits, and Associate Purchase Program benefits. You acknowledge and agree that as of the Transition Date, you will no longer be eligible to receive perquisites or to participate in any other employee benefit plans or programs of the Company, including without limitation the group health insurance plans of the Company.

However, you will have the right to continue your group health insurance after the Transition Date under such terms as are made available to similarly-situated former employees of the Company; and, in addition, if you are eligible for and elect to continue your group health insurance, while you are employed during the Transition Period the Company will pay a portion of the premiums required to maintain COBRA coverage, at the same level of coverage that was in effect on the Transition Date, to the same extent as if you were a full-time employee of the Company.

Your outstanding stock option, restricted stock and restricted stock unit awards will continue in effect in accordance with the terms of the applicable award agreements and the Company’s 2004 Long-Term Incentive Plan, including continuing to vest and becoming exercisable or payable, as the case may be, while you are employed during the Transition Period.

Notice; Separation Date

By your signature below, you give the Companies written notice of your resignation as an employee and officer of the Companies and the termination of your employment effective as of the Separation Date, pursuant to Sections 5(b) and 13 of the Executive Employment Agreement between you and the Companies dated December 31, 2008 (the “Employment Agreement”). You and the Companies acknowledge and agree that you are hereby giving notice of your voluntary resignation as an employee of the Companies, effective on the Separation Date. You will cease to be an employee of the Companies effective as of that date.

Employment Agreement; No Good Reason

You acknowledge and agree that your transition to part-time employment is a voluntary decision by you and that the transition does not and will not constitute Good Reason within the meaning of the Employment Agreement. You similarly acknowledge and agree that any changes in your title, duties, compensation or benefits as of the Transition Date and during the Transition Period do not and will not constitute Good Reason.

You and the Companies mutually understand and agree that your resignation from employment with the Company is also voluntary, and that you are not entitled to any benefits under the Employment Agreement, or any other plan or program of the Companies, that are premised upon involuntary termination by the Companies or resignation by you for Good Reason.

Releases

Notwithstanding anything to the contrary in this letter agreement, at the same time that you sign this letter agreement, you shall be required to execute the Companies’ current standard release agreement as a condition to receiving the benefits of continued employment during the Transition Period, as provided for in this letter agreement (the “Transition Release”). You shall not be entitled to continued employment during the Transition Period under the terms and conditions provided for in this letter agreement unless and until all applicable consideration and rescission periods for the Transition Release have expired, you have not rescinded the release agreement and you are in compliance with each of the terms and conditions of such release agreement and this letter agreement as of the date the Release becomes effective.

In addition, you shall be required to execute the Companies’ current standard release agreement within 21 days after the Separation Date (the “Separation Release”), as a condition to receiving a 2011 incentive award under the Company’s Management Cash Incentive Award Plan for the 2011 Plan Year. You shall not be entitled to payment of a 2011 incentive award unless and until all applicable consideration and rescission periods for the Separation Release have expired, you have not rescinded the release agreement and you are in compliance with each of the terms and conditions of such release agreement and this letter agreement as of the date of the payment.

Your Ongoing Obligations

You acknowledge and agree that the post-employment obligations imposed upon you by the Employment Agreement, including without limitation the obligations imposed upon you by Section 6 of the Employment Agreement, continue in effect according to their terms.

Also, at the Companies’ reasonable request and upon at least 48 hours’ notice, without further consideration but without expense to you, you will (i) provide complete and truthful information to, and otherwise cooperate fully with, the Companies and any of their respective legal counsel, agents, insurers and representatives in connection with any investigations, litigation or other matters relating to the Companies in which the Companies determine that you may have relevant information, and (ii) for a period of 12 months following your Separation Date make yourself reasonably available to discuss and consult with the Companies regarding business matters, including without limitation matters with which you were directly and substantially involved while employed by the Companies, and to assist in transitioning your duties as Senior Vice President and Chief Financial Officer; provided, however, that your obligations under this paragraph will not exceed 2 hours per month. The Companies will reimburse you for reasonable out-of-pocket expenses you incur for services requested under this paragraph.

Early Termination

Nothing in this letter agreement shall limit the ability of the Companies to terminate your employment during the Transition Period for Cause within the meaning of the Employment Agreement. Notwithstanding anything to the contrary in this letter agreement, the Company shall have no obligation to provide the benefits arising under this letter agreement if your employment is terminated prior to the end of the Transition Period for Cause.

Please acknowledge your understanding of and agreement to the terms of this letter agreement by signing below.

Sincerely,

/s/ P. CODY PHIPPS

P. Cody Phipps

President and Chief Executive Officer

Accepted by:

/s/ VICTORIA J. REICH

Victoria J. Reich

Date:     8/24/11